UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 28, 2016

CÜR MEDIA, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-55346	99-0375741
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2217 New London Turnpike

South Glastonbury, CT 06073

(Address of Principal Executive Offices)

Registrant's telephone number, including area code: (860) 430-1520

N/A

(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2016, Jay Samit resigned as a member of the Board of Directors (the "Board") of CÜR Media, Inc. ("we," "us," "our," or the "Company), thereby reducing our Board from four to three members. As a result of his resignation, Mr. Samit relinquished his roles as a member of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee. Mr. Samit's resignation was not the result of a disagreement with us on any matter relating to our operations, policies, or practices.

On April 29, 2016, the title of our President, Chief Executive Officer and Chairman of the Board, Thomas Brophy, changed to Founder, and the duties of President, Chief Executive Officer and Chairman of the Board were assumed by James Urie (as further described below). Mr. Brophy will continue to have an active role with the Company and will continue as a member of our Board. As a result of Mr. Brophy's change in title, he has relinquished his role as the Company's "Principal Executive Officer" for Securities and Exchange Commission ("SEC") reporting purposes.

On April 29, 2016, our Board appointed James Urie as our Executive Chairman of the Board and as our Interim President and Interim Chief Executive Officer, to assume the duties previously performed by Mr. Brophy, to serve until his successor shall be duly appointed, unless he resigns, is removed from office, or is otherwise disqualified from serving as an officer and a director of the Company. In addition, for SEC reporting purposes, Mr. Urie was designated as the Company's "Principal Executive Officer." Mr. Urie is serving as our President and Chief Executive Officer on an interim basis, until a qualified replacement can be identified and retained. Following Mr. Urie's appointment to the Board, our Board now consists of four members again.

Mr. Urie has more than 40 years of experience in the music industry, which has included executive and marketing positions involving both the creative and sales sides of the industry. He is a skilled digital marketing and sales executive uniquely experienced in large organizational structures and functionalities. From July 1996 through January 2015, he worked in various executive capacities for Universal Music Group Distribution ("UMGD"), the former multi-billion dollar sales and marketing division of Universal Music Group, including more than 12 years as Chief Executive Officer (January 2003-January 2015), more than 16 years as President (August 1998-Janaury 2015) and more than two years as Executive Vice President/General Manager (July 1996-August 1998). During his tenure at UMGD, Mr. Urie built the distribution company that would take the lead on issues confronting the music industry, including the challenging transition to digital. In addition, during his tenure, UMGD was twice named as one of the five finalists for best U.S. sales organization by Forbes/American Business Awards, and Mr. Urie was named best sales executive by that organization. He also was the National Association of Recording Merchandiser's 2010 recipient of the Presidential Award for Sustained Executive Achievement. He has served as a Board Member for Austin City Limits since March 2015, and as a Senior Advisor to the Advisory Board of Alchemy Copyrights since February 2015. Mr. Urie has a Bachelor of Arts degree in Business Administration from the University of Maryland, which he received in 1974.

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In connection with his appointment as Interim Chief Executive Officer and Executive Chairman of the Board, we have agreed to pay Mr. Urie an annual base salary of $250,000 and grant him ten-year non-qualified stock options to purchase 50,000 shares of the Company's common stock, under our 2015 Equity Incentive Plan ("2015 Plan"). At such time that we retain a permanent President and Chief Executive Officer to replace Mr. Urie, Mr. Urie's base annual salary will be reduced to $150,000. We have yet to enter into a written employment agreement with Mr. Urie, or issue to him his compensatory options, but expect to do so in the near future.

There are no other arrangements or understandings between Mr. Urie and any other person pursuant to which he was appointed as an officer or director of ours. In addition, there are no family relationships between Mr. Urie and any of our other officers or directors.

On April 29, 2016, our Board appointed William Campbell, a director of ours, to serve as our Chief Strategy Officer. In connection with his appointment as Chief Strategy Officer, we have agreed to pay Mr. Campbell an annual base salary of $225,000 and grant him ten-year non-qualified option to purchase 25,000 shares of the Company's common stock, under our 2015 Plan. We have yet to issue to Mr. Campbell his compensatory options, but expect to do so in the near future.

As a result of Mr. Campbell's appointment as our Chief Strategy Officer, the Board determined that he no longer qualifies as "independent" as that term is defined by Nasdaq Listing Rule 5605(a)(2). In addition, the Board determined that Mr. Campbell no longer meets the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Therefore, in connection with Mr. Campbell's appointment as our Chief Strategy Officer, he has relinquished his roles as a member of our Audit Committee and our Nominating and Corporate Governance Committee.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CÜR MEDIA, INC.

Date: May 4, 2016	By	/s/ James Urie
	Name:	James Urie
	Title:	Interim Chief Executive Officer

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